                                                               EXHIBIT 12.2



                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            Excluding Parent Adjustment

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

                                          Years Ended September 30,
                                   ----------------------------------------
                                   1994     1993     1992     1991     1990
                                   ----     ----     ----     ----     ----
                                            (Dollars in Millions)

Consolidated income
  before income taxes
  and Parent adjustment.....       $293     $255     $175     $135     $ 84
                                   ----     ----     ----     ----     ----
Fixed Charges
  Interest..................        486      454      450      390      317
Portion of rent expense
    representative of the
    interest factor (deemed
    to be one-third)........          3        3        2        2        1
                                   ----     ----     ----     ----     ----

Total fixed charges.........        489      457      452      392      318
                                   ----     ----     ----     ----     ----
Earnings available
  for fixed charges.........       $782     $712     $627     $527     $402
                                   ====     ====     ====     ====     ====

Ratio of earnings to
  fixed charges<F1>.........       1.60     1.56     1.39     1.34     1.26
                                   ====     ====     ====     ====     ====


- ------------------

<F1>  In March 1987, TMCC guaranteed payments of principal and interest on $58 million principal amount of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of September 30, 1994, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges. The ratio of earnings to fixed charges for TMS and subsidiaries was 1.90, 2.07, 1.83, 2.54 and 3.31 for the years ended September 30, 1994, 1993,
      1992, 1991 and 1990, respectively.

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